EXHIBIT 99.1

●	Press Release

For Immediate Release

Company contact: Robert W. Howard, Executive Vice President - Finance and Investor Relations, or William M. Crawford, Investor Relations Manager, 303-293-9100

FRED BARRETT NAMED CHAIRMAN AND CEO OF BILL BARRETT CORPORATION

DENVER – (PR Newswire) – February 28, 2006 – The Board of Directors of Bill Barrett Corporation (NYSE: BBG) today announced that Fredrick J. Barrett has been appointed Chairman and Chief Executive Officer effective March 1, 2006. Fred, currently President and Chief Operating Officer, replaces William J. Barrett, who will retire from the Company and the Board of Directors as of the annual meeting of stockholders on May 17, 2006.

“I am proud that Fred will continue to lead the Company that we founded together in early 2002. He created our successful business plan for Rocky Mountain exploration and development activities and assembled an experienced team to execute this plan,” said Bill Barrett. “His strategic vision, leadership, technical expertise, and Rocky Mountain exploration experience make him the ideal leader to guide this Company to the next level.”

Fred Barrett commented, “Over the past four years, we have built our Company for future production and reserve growth. Our experienced geotechnical teams have built a portfolio of projects with balanced development and exploration potential. Our vision is to be the industry leader in growing natural gas and oil assets in the Rockies. I look forward to leading the Company and continuing the momentum we have established. While we will certainly miss Bill’s leadership, we are thankful for all he has done to guide us to our current position.”

“We are pleased to have selected Fred to lead the Company,” stated Jeffrey A. Harris, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors. “We have observed Fred’s performance since the formation of the Company and we have great admiration for what he has accomplished by building our high-quality asset base.”

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops oil and natural gas in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.